Registration No. 333-145343

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QUADRA REALTY TRUST, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	20-5775392
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)
622 THIRD AVENUE, 30th FLOOR
NEW YORK, NEW YORK 10017
(Address of Principal Executive Offices)
QUADRA REALTY TRUST, INC. EQUITY PLAN
(Full Title of the Plan)
EVAN F. DENNER
PRESIDENT AND CHIEF EXECUTIVE OFFICER
622 THIRD AVENUE, 30th FLOOR
NEW YORK, NEW YORK 10017
(212) 671-6400
(Name and address, including zip code, and telephone number, including area code of
Agent for Service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One)

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
(do not check if a smaller reporting company)

     On August 10, 2007, Quadra Realty Trust, Inc. (the “Company”) filed a registration statement on Form S-8 (Reg. No. 333-145343) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) registering the offer and sale of 1,800,000 shares of Common Stock, $0.001 par value (the “Shares”). This Post-Effective Amendment No. 1 is an amendment to the Registration Statement.
     On January 28, 2008, the Company, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Hypo Real Estate Capital Corporation, a Delaware corporation (“Parent”), and HRECC Sub Inc., a Maryland corporation and a wholly-owned subsidiary of Parent (“Purchaser”), pursuant to which Purchaser commenced a tender offer (the “Offer”) for any and all of the outstanding shares of common stock of the Company, par value $.001 per share (the “QRR Common Stock”) not already owned by the Purchaser, Parent, or any of its affiliates at a purchase price of $10.6506 per share in cash (without interest and less applicable withholding taxes). On March 13, 2008, Parent announced the successful completion of the Offer and as a result owned approximately 96.8% of the outstanding QRR Common Stock, when combined with the QRR Common Stock already owned by Parent and its affiliates. Pursuant to the Agreement and Plan of Merger, the Company and Purchaser filed Articles of Merger (the “Articles”) with the State Department of Assessment and Taxation of Maryland (the “SDAT”) on March 14, 2008, which will become effective automatically at 4:01 p.m. Eastern time on March 14, 2008. In connection with the filing of the Articles, the Purchaser will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”).
     Pursuant to the Merger, all offerings under the Registration Statement have been terminated. In accordance with the undertakings made by the Company to remove from registration, by means of a post-effective amendment, any of the Shares registered under the Registration Statement which remain unsold at the termination of the offerings, the Company hereby removes from registration all Shares registered under the Registration Statement which remain unsold.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 14, 2008.

QUADRA REALTY TRUST, INC.
By:	/s/ Evan F. Denner
	Name:	Evan F. Denner
	Title:	President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date
/s/ Evan F. Denner Evan F. Denner	President, Chief Executive Officer and Director (Principal Executive Officer)	March 14, 2008
* Steven M. Sherwyn	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	March 14, 2008
* Juergen Fenk	Director	March 14, 2008
* Robert R. Glauber	Director	March 14, 2008
* Thomas F. McDevitt	Director	March 14, 2008
Robert H. Mundheim	Director	March 14, 2008
* Bettina von Oesterreich	Director	March 14, 2008
* Ronald M. Stuart	Director	March 14, 2008
* Lawrence A. Weinbach	Director	March 14, 2008
* /s/ Evan F. Denner Evan F. Denner, as attorney-in-fact		March 14, 2008